Exhibit 99.1

A photo is attached FOR IMMEDIATE RELEASE: For Media Inquiries:	Nancy Porter, Senior VP – Marketing & Sales
Monarch Bank (757) 389-5107

Monarch Bank Adds Crawford to Corporate Board of Directors

CHESAPEAKE, Va., February 11, 2008 – Monarch Bank, a subsidiary of Monarch Financial Holdings, Inc. (NASDAQ: MNRK), today announces the addition of E. Neal Crawford, president of the bank’s Norfolk Region, to its Corporate Board.

Crawford joined Monarch Bank as regional president in November of 2003 after serving as president of Norfolk Capital LLC and Community President of Norfolk at BB&T. Since that time, he’s overseen impressive growth by the Bank in Norfolk, including the openings of two banking offices. In 2006, Monarch opened a Norfolk headquarters in the Town Point Building on Boush Street that houses the team of business bankers, private bankers and Monarch Capital.

“Neal’s leadership and entrepreneurial spirit inspire all of us at Monarch Bank,” said William F. “Tree” Rountree, Jr., president and CEO of Monarch Bank. “He is well-deserving of this appointment, and we’re grateful to add him to our extraordinary leadership team.”

Crawford graduated from East Carolina University in 1985 with a finance degree and will complete a graduate program of the American Banker’s Association’s Stonier Graduate School of Banking at the University of Pennsylvania this spring. He currently serves on the boards of CI Travel Corporate Board, Cultural Alliance, Ghent Business Association, Greater Norfolk Corporation, Norfolk Convention and Visitors Bureau and Prevent Child Abuse Hampton Roads and is a member of First Presbyterian Church in Norfolk.

Crawford resides in Norfolk with his wife Karen and two daughters Ali and Kristin.

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (www.monarchbank.com and OBXBank.com). Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Virginia Asset Group, LLC (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). We offer investment services through our ownership in BI Investments, LLC (investments and asset management), and insurance services through our ownership in Bankers Insurance, LLC (full-service insurance agency). The shares of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK”.